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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2002

CHATTEM, INC.
(Exact name of registrant as specified in its charter)

Tennessee (State of incorporation)	0-5905 (Commission File No.)	62-0156300 (IRS Employer Identification No.)

1715 West 38th Street, Chattanooga, Tennessee 37409
(Address of principal executive offices, including zip code)

(423) 821-4571
(Registrant's telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets.

        On March 28, 2002, Chattem, Inc. (the "Company") completed the acquisition of Selsun Blue®, a medicated dandruff shampoo, from Abbott Laboratories for $75 million, plus inventories. The acquisition includes worldwide rights (except India) to manufacture, sell and market Selsun Blue plus related intellectual property and certain manufacturing equipment.

        Also on March 28, 2002, the Company obtained a $60 million senior secured credit facility from a syndicate of commercial banks led by Bank of America, N.A., as agent (the "Credit Facility"). The Credit Facility includes a $15 million revolving credit facility and a $45 million term loan. The Credit Facility together with the Company's available cash was used to finance the acquisition of Selsun Blue and will be used to provide working capital and for general corporate purposes. The $45 million term loan and any outstanding loans under the revolving credit facility mature on March 28, 2007. The Credit Facility is secured by the stock of the Company's domestic subsidiaries and all present and future assets of the Company, excluding real property. The Credit Facility contains covenants, representations, warranties and other agreements by the Company that are customary in credit agreements and security instruments relating to financings of this type.

        The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement between the Company and Abbott Laboratories which is attached hereto as Exhibit 2.1 and the Credit Agreement which is attached hereto as Exhibit 10.1, which documents are incorporated herein by reference.

Item 7.    Financial Statements and Exhibits

  (a)
  Financial Statements of Business Acquired.

    It is impracticable to provide the required financial statements at this time. They will be filed as soon as they are available, but not later than sixty (60) days after the date this report is required to be filed.

  (b)
  Pro Forma Financial Information.

    It is impracticable to provide the required financial statements at this time. They will be filed as soon as they are available, but not later than sixty (60) days after the date this report is required to be filed.

  (c)
  Exhibits

  2.1
  Asset Purchase Agreement dated March 5, 2002 by and between Abbott Laboratories and Chattem, Inc., as amended.

  10.1
  Credit Agreement dated as of March 28, 2002 among Chattem, Inc., its domestic subsidiaries, identified Lenders and Bank of America, N.A., as agent.

  99.1
  Press Release dated March 28, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 10, 2002	CHATTEM, INC.
	By:	/s/ A. ALEXANDER TAYLOR II A. Alexander Taylor II President and Chief Operating Officer

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SIGNATURES